EXHIBIT 99.1

For Immediate Release	Contact: Lynn Liddle, Executive Vice President, Communications, Investor Relations and Legislative Affairs (734) 930-3008

Domino’s Pizza Announces Promotions, Leadership Enhancements

Proven Leaders Assume Key Roles

ANN ARBOR, Michigan, October 14, 2014: Domino’s Pizza, Inc. (NYSE: DPZ), the recognized world leader in pizza delivery, today announced promotions for key leaders and an enhanced internal organization structure.

Richard E. Allison, 47, has been named President, Domino’s International. Allison has been with the company since 2011 and has led its international division since that time, succeeding Michael T. Lawton, current Chief Financial Officer, who ran the division prior to Allison. The division has continued to excel under Allison’s leadership, adding over 1,800 international stores and 10 new countries since his joining. Prior to Domino’s, Allison spent over 13 years at Bain & Company, where he was a Partner and co-leader of the firm’s restaurant practice.

Russell J. Weiner, 46, has been named President, Domino’s U.S.A. Weiner joined Domino’s in 2008 from PepsiCo, where he was head of the Pepsi brand. In his role as Chief Marketing Officer, he was central to the success of the Domino’s brand turnaround, spurred by the re-launch of its core pizza recipe. Under his marketing leadership, the business has been propelled forward through creativity, research-based decision making, leading edge e-commerce and excellent relationships with domestic franchisees. Weiner will now be responsible for all domestic franchise and corporate store operations, in addition to U.S. marketing.

Michael T. Lawton, 55, Chief Financial Officer, will assume the additional responsibilities of the company’s supply chain division. Lawton, who has been with Domino’s since 1999, has served in both key financial and operational roles for the company – including leading its international business for 6 years. His expertise will be applied to enhance the division’s overall effectiveness, including exploring opportunities to find more global efficiencies. Prior to Domino’s, Lawton served in both finance and general management roles for Gerber Products Company.

J. Patrick Doyle, President and CEO, said, “I am thrilled to announce a leadership plan that puts our best and most deserving talent on our core businesses and takes advantage of these key leaders’ strengths. My congratulations and strong support go to Ritch, Russell and Mike – great colleagues and strong contributors to the Domino’s system.”

Allison, Weiner and Lawton will each continue to report directly to Doyle in their new roles.

About Domino’s Pizza®

Founded in 1960, Domino’s Pizza is the recognized world leader in pizza delivery, with a significant business in carryout pizza. It ranks among the world’s top public restaurant brands with its global enterprise of more than 11,250 stores in over 75 international markets. Domino’s had global retail sales of over $8.0 billion in 2013, comprised of nearly $3.8 billion in the U.S. and over $4.2 billion internationally. In the third quarter of 2014, Domino’s had global retail sales of over $2.0 billion, comprised of $0.9 billion in the U.S. and $1.1 billion internationally. Its system is made up of franchise owners who accounted for nearly 97% of the Domino’s Pizza stores as of the third quarter of 2014. The emphasis on technology innovation helped Domino’s generate approximately 40% of U.S. sales from its digital channels in 2013, as well as reach an estimated $3 billion annually in global digital sales. Domino’s recently launched its ordering app for iPad®, adding to an existing ordering app lineup that covers nearly 95% of the smartphone market. In June 2014, Domino’s debuted voice ordering for its iPhone® and Android™ apps, a true technology first within both traditional and e-commerce retail.

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Please visit our Investor Relations website at www.dominosbiz.com to view a schedule of upcoming earnings releases, significant announcements and conference webcasts.

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